JETBLUE AIRWAYS REPORTS AUGUST TRAFFIC
New York, NY (September 12, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for August 2019. Traffic in August increased 3.9 percent from August 2018, on a capacity increase of 6.1 percent. Load factor for August 2019 was 86.9 percent, a decrease of 1.8 points from August 2018. JetBlue’s preliminary completion factor for August 2019 was 99.0 percent and its on-time (1) performance was 67.8 percent.

JetBlue continues to expect third quarter revenue per available seat mile (RASM) to range between -2.0 and 0.0 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	August 2019	August 2018	% Change
Revenue passenger miles (000)	4,905,835	4,720,305	3.9%
Available seat miles (000)	5,644,648	5,319,963	6.1%
Load factor	86.9%	88.7%	-1.8 pts.
Revenue passengers	3,897,825	3,908,398	(0.3)%
Departures	32,638	32,576	0.2%
Average stage length (miles)	1,133	1,093	3.7%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	36,428,145	34,384,152	5.9%
Available seat miles (000)	42,760,776	39,833,204	7.3%
Load factor	85.2%	86.3%	-1.1 pts.
Revenue passengers	29,047,424	28,652,079	1.4%
Departures	247,348	245,015	1.0%
Average stage length (miles)	1,142	1,093	4.5%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

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